Coty Inc. Reports Second Quarter Fiscal 2018 Results

Improving Net Revenue Performance
Significant Growth in Reported and Adjusted Profits

NEW YORK - February 8, 2018 -- Coty Inc. (NYSE: COTY) today announced financial results for the second quarter of fiscal year 2018, ended December 31, 2017.

Results at a glance	Three Months Ended December 31, 2017			Six Months Ended December 31, 2017
		Change YoY			Change YoY
(in millions, except per share data)		Reported Basis	Constant Currency		Reported Basis	Combined Company *	Combined Company Constant Currency *
Net revenues	$2,637.6	15%	10%	$4,875.9	44%	10%	8%
Operating income - reported	174.4	>100%		203.1	>100%
Operating income - adjusted*	347.5	13%		542.6	14%
Net income - reported	109.2	>100%		89.5	91%
Net income - adjusted*	237.2	6%		313.5	4%
EPS (diluted) - reported	$0.15	>100%		$0.12	33%
EPS (diluted) - adjusted*	$0.32	7%		$0.42	(24%)

* As compared to combined Coty and P&G Beauty Business net revenues (herein defined as “Combined Company”). These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation” and “Non-GAAP Financial Measures” for a discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release. Combined Company year-over-year change in net revenues is presented giving effect to the completion of the acquisition of the P&G Beauty Business (the "Merger"), as if the Merger had occurred as of July 1, 2015.

Second Quarter Fiscal 2018 Summary

•	Net revenues of $2,637.6 million increased 14.8% as reported compared to the prior year and increased 10.3% at constant currency

•	Excluding the positive contributions from the acquisitions of Younique, Burberry and two months of ghd, organic net revenues increased 2.8% on a constant currency basis

•	Reported operating income of $174.4 million increased from a loss of $(12.7) million

•	Adjusted operating income of $347.5 million increased 12.8% from $308.0 million

•	Reported net income of $109.2 million increased from $46.8 million, and adjusted net income of $237.2 million increased from $223.3 million

•	Reported earnings per diluted share of $0.15 increased from $0.06 and adjusted earnings per diluted share of $0.32 increased from $0.30

•	Net cash provided by operating activities was $316.7 million compared to $678.4 million in the prior year

First Six Months Fiscal 2018 Summary

•	Net revenues of $4,875.9 million increased 44.4% as reported compared to the prior year net revenues, and increased 7.6% for the combined company at constant currency

•	Excluding the positive contribution from the acquisitions of Younique, Burberry and five months of ghd, organic net revenues were flat on a constant currency basis

•	Reported operating income of $203.1 million increased from $33.7 million

•	Adjusted operating income of $542.6 million increased from $474.4 million

•	Reported net income of $89.5 million increased from $46.8 million, and adjusted net income of $313.5 million increased from $301.6 million

•	Reported earnings per diluted share of $0.12 increased from $0.09, while adjusted earnings per diluted share of $0.42 declined from $0.55

•	Net cash provided by operating activities was $307.8 million compared to $663.4 million in the prior year

Commenting on Coty's performance, Camillo Pane, Coty CEO said:

"Q2 was a very strong quarter marked by Coty’s return to organic top line growth. We delivered excellent growth in Luxury, an acceleration in positive momentum in Professional Beauty and a significant improvement in Consumer Beauty. Our recent acquisitions continue to have strong performance. Across each of our three businesses we continue to see improving results with our strong performance in Q2 directly linked to our growth strategy. Recent innovations are working well, e-commerce is performing ahead of the market and we are working to implement better in-store execution.

Fiscal 2018 continues to be a year of stabilization and this is what our results have shown so far. While I am pleased with our performance, there is still much work to be done before we achieve the consistency that we seek as we still need to relaunch many brands, deliver our synergies and continue with our integration of the P&G Beauty business.

Based on the much improved results to date, we have refined our revenue growth objectives for the remainder of the fiscal year. While revenue recovery will not be a straight line, we now aim to deliver positive but modest net revenue growth for the second half of the year. For margin, we continue to aim for a healthy improvement in the second half of the year versus the prior year, with most of the impact coming in Q4, as we continue to deliver on our merger synergies.

I remain confident that the real progress we have seen year-to-date, coupled with our commitment to our growth strategy, will continue to move Coty gradually onto the path of full recovery."

Basis of Presentation

To supplement financial results presented in accordance with GAAP, certain financial information is presented in this release using the non-GAAP financial measures described in this section. The term “combined company” describes net revenues of Coty Inc. and the P&G Beauty Business giving effect to the Merger for purposes of the six months ended December 31, 2017, as compared to the six months ended December 31, 2016, as if it had occurred on July 1, 2015. Combined company period-over-period and combined company constant currency period-over-period do not include any adjustments related to potential profit improvements, potential cost savings or adjustments to fully conform to the accounting policies of Coty. "Constant currency” describes net revenues excluding the effect of foreign currency exchange translations. The term “adjusted” primarily excludes the impact of restructuring and business realignment costs, amortization, costs related to acquisition activities, and certain interest expense and other (income) expense items to the extent applicable. Refer to “Non-GAAP Financial Measures” below for additional discussion of these measures as well as the definition of free cash flow.

Net revenues for the three months ended December 31, 2017, as compared to three months ended December 31, 2016, are reported by segment and geographic region and are presented on a reported (GAAP) and a constant currency basis. Net revenues for the six months ended December 31, 2017, as compared to six months ended December 31, 2016, are reported by segment and geographic region and are presented on a reported (GAAP), combined company and combined company constant currency basis. Certain percentages may not agree to the tables due to rounding. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Operating income, net income, operating income margin, gross margin, effective tax rate, and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Adjusted EPS (diluted) is a performance measure and should not be construed as a measure of liquidity. Net revenues on a constant currency basis, net revenues on a combined company basis, net revenues on a combined company constant currency basis, adjusted operating income, adjusted operating income on a constant currency basis, adjusted operating income margin, adjusted effective tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted) and free cash flow are non-GAAP financial measures. Refer to "Non-GAAP Financial Measures" below for additional discussion of these measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

To the extent that Coty provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Second Quarter Fiscal 2018 Summary Operating Review

Net revenues of $2,637.6 million increased 14.8% as reported compared to the prior year and increased 10.3% on a constant currency basis. The 10.3% constant currency net revenue growth reflected a 7.5% contribution from Younique, Burberry and two months of ghd, and a 2.8% increase in the underlying business, driven by strong growth in Luxury, sustained momentum in Professional Beauty and partially offset by a modest decline in Consumer Beauty.

Gross margin of 61.1% was flat as compared to the prior year, while adjusted gross margin declined to 61.6% from 63.6%, primarily attributable to positive momentum in our emerging market Consumer Beauty business as well as favorable items following the P&G Beauty acquisition in the prior year.

Reported operating income increased to $174.4 million from a loss of $(12.7) million, primarily due to higher reported net revenues and lower acquisition costs.

Adjusted operating income increased 12.8% to $347.5 million from $308.0 million driven by improved net revenues and tight cost controls.

Reported effective tax rate was (7.1)% compared to 174.4%. The current period rate reflects a $41.8 million positive impact from a foreign tax settlement.

Adjusted effective tax rate was 10.3% compared to 8.8%. The current period rate reflects a $41.8 million positive impact from a foreign tax settlement.

Tax Cuts and Jobs Act ("Tax Act") was enacted on December 22, 2017. The Tax Act significantly revises the U.S. corporate income tax system by, amongst other things, lowering corporate income tax rates, implementing the territorial tax system and imposing a one-time deemed repatriation tax on un-repatriated earnings of foreign subsidiaries.

The Company has performed a preliminary analysis and estimates the overall impact on our recurring tax rate to be neutral from both a cash and financial statement perspective for Fiscal 2018. The Company expects to fully offset the cash and financial statement impacts of the one-time deemed repatriation tax with tax attributes (e.g. net operating loss carryforwards, foreign tax credits, etc.).

Reported net income increased to $109.2 million from $46.8 million, driven by higher operating income, partially offset by a lower tax benefit.

Adjusted net income of $237.2 million increased from $223.3 million, reflecting higher adjusted operating income.

Cash Flows

•
Net cash from operating activities in the quarter was $316.7 million, compared to $678.4 million in the prior year, largely due to a one time benefit associated with the ramp up of accounts payable and accrued expenses following the close of the acquisition of the P&G Beauty business.

•	Positive free cash flow of $195.9 million in the quarter compared to $567.0 million in the prior year primarily reflects lower cash from operations.

•	On December 14, 2017, the Company paid a quarterly dividend of $0.125 per share for a total of $93.7 million.

•	Cash and cash equivalents of $400.1 million decreased by $135.3 million compared to June 30, 2017.
Total debt of $7,517.8 million increased by $302.2 million while net debt of $7,117.7 million increased by $437.5 million from the balance on June 30, 2017.

Second Quarter Fiscal 2018 Business Review by Segment

	Three Months Ended December 31,
	Net Revenues		Change		Reported Operating Income		Adjusted Operating Income
(in millions)	2017	2016	Reported Basis	Constant Currency	2017	Change	2017	Change
Luxury	$951.2	$835.0	14%	9%	$85.1	28%	$125.4	29%
Consumer Beauty	1,138.6	1,001.7	14%	10%	99.3	58%	131.9	19%
Professional	547.8	460.0	19%	14%	73.5	(12%)	90.2	(10%)
Corporate	—	—	N/A	N/A	(83.5)	63%	—	N/A
Total	$2,637.6	$2,296.7	15%	10%	$174.4	>100%	$347.5	13%

Luxury

•
Reported net revenues of $951.2 million increased 13.9% compared to the prior year and 9.1% on a constant currency basis. The increase in constant currency reflects 8.1% growth in the underlying business driven by the on-going success of the debut Tiffany & Co. and Gucci Bloom fragrance launches as well as growth in Chloe, and a 1.0% contribution from Burberry.

•	Adjusted operating income of $125.4 million increased 28.6% from $97.5 million in the prior year.

Consumer Beauty

•
Net revenues of $1,138.6 million increased 13.7% compared to the prior year and 9.8% on a constant currency basis. The increase in constant currency reflects an 11.1% contribution from Younique and a modest (1.3)% decline in the underlying business. The modest decline in our underlying net revenues was driven by certain U.S.-focused brands and largely offset by strong growth in Wella Retail, Max Factor and Monange.

•	Adjusted operating income increased 19.4% to $131.9 million from $110.5 million in the prior year.

Professional

•
Net revenues of $547.8 million increased 19.1% compared to the prior year and 13.6% on a constant currency basis. The increase in constant currency reflects a 11.6% contribution from ghd and 2.0% growth in the underlying business driven by strength in OPI globally.

•	Adjusted operating income declined 9.8% to $90.2 million from $100.0 million in the prior year.

Second Quarter Fiscal 2018 Business Review by Geographic Region

	Three Months Ended December 31,
	Net Revenues		Change
(in millions)	2017	2016	Reported Basis	Constant Currency
North America	$743.5	$700.5	6%	6%
Europe	1,289.1	1,134.1	14%	6%
ALMEA	605.0	462.1	31%	29%
Total	$2,637.6	$2,296.7	15%	10%

North America

•
Reported net revenues increased 6.1% compared to the prior year and increased 5.6% on a constant currency basis, driven primarily by the contribution from Younique and the on-going success of Tiffany & Co. and Gucci Bloom, partially offset by declines in the U.S. Consumer Beauty division.

Europe

•
Reported net revenues increased 13.7% compared to the prior year and increased 5.7% on a constant currency basis driven primarily by the contribution from ghd, the on-going success of Tiffany & Co. and Gucci Bloom as well as mass fragrances and retail hair across the region.

ALMEA

•
Reported net revenues increased 30.9% compared to the prior year and increased 28.8% on a constant currency basis reflecting strong growth in all three divisions. Performance reflects strength in retail hair in Brazil and Max Factor in China, the on-going success of Tiffany & Co. and Gucci Bloom and the initial restage of OPI gel.

Noteworthy Company Developments

Other noteworthy company developments include:

•	On February 8, 2018, Coty announced a dividend of $0.125 per share, payable March 15, 2018 to holders of record on February 28, 2018.

Conference Call

Coty Inc. will host a conference call at 8:00 a.m. (ET) today, February 8, 2018 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 2698723). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 2698723).

About Coty Inc.

Coty is one of the world’s largest beauty companies with approximately $9 billion in pro forma revenue, an iconic portfolio of brands and a purpose to celebrate and liberate the diversity of consumers’ beauty. We believe the beauty of humanity lies in the individuality of its people; beauty is at its best when authentic; and beauty should make you feel happy, never sad. As the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics, Coty operates three divisions: Consumer Beauty, which is focused on mass color cosmetics, mass retail hair coloring and styling products, body care and mass fragrances with brands such as

COVERGIRL, Max Factor and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Burberry, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has over 20,000 colleagues globally and its products are sold in over 150 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.
For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, establishing the Company as a global leader and challenger in beauty, the Company’s future operations and financial performance (including brand relaunches and returning to profitable top line growth and other revenue trends), ongoing and future cost efficiency initiatives and the timing, presentation and cost of future cost saving and/or restructuring plans, mergers and acquisitions, divestitures and brand rationalization, synergies (including the timing, cost and amount thereof), growth from and future performance of acquisitions, the success of the integration of the P&G Beauty Business and other recent acquisitions, performance in digital and e-commerce, future dividends, fiscal year and subsequent effective tax rates, the future impact of the Tax Act and any outlook for future reporting periods, including results and performance for the reminder of the fiscal year. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “confident”, "seek", “outlook”, “continue”, "commitment", “target”, “aim”, "potential", “should” and similar words or phrases. These statements are based on certain assumptions and estimates that the Company considers reasonable, but are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual events or results to differ materially from such statements, including:

•
the Company’s ability to achieve its global business strategies, compete effectively in the beauty industry and achieve the benefits contemplated by its strategic transactions, including its joint ventures and recent acquisitions, within the expected time frame or at all;

•
use of estimates and assumptions in preparing its financial statements, including with regard to revenue recognition, stock compensation expense, income taxes, purchase price allocations, the assessment of goodwill, other intangible assets and long-lived assets for impairment, the market value of inventory, pension expense and the fair value of acquired assets and liabilities associated with acquisitions;

•
managerial, integration, operational, regulatory, legal and financial risks, including management of cash flows, and expenses and costs (including one-time costs and capital expenses) associated with its strategic transactions and internal reorganizations, including current and future business realignment activities;

•
the continued integration of the P&G Beauty Business and other recent acquisitions with its business, operations, systems, financial data and culture and the ability to realize synergies, reduce costs and realize other potential efficiencies and benefits (including through the Company’s restructuring and business realignment programs) at the levels and at the costs and within the time frames currently contemplated or at all;

•
the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including any relaunched or rebranded products, execution of new launches, and the anticipated costs and discounting associated with such relaunches and rebrands;

•
increased competition, consolidation among retailers, shifts in consumers’ preferred distribution channels (including to digital channels), changes in product and marketing requirements by retailers, and other changes in the retail, e-commerce and wholesale environment in which we do business and sell its products;

•	changes in law (including the Tax Act), regulations and policies and/or the enforcement thereof that affect its business, financial performance, operations or its products;

•
the Company’s and its brand partners' and licensors' abilities to obtain, maintain and protect the intellectual property rights, including trademarks, brand names and other intellectual property used in their respective businesses, products and software, and it and its business partners (including suppliers, customers, and talent) and licensors’ abilities to protect their respective reputations, public goodwill as well as defend claims by third parties for infringement of intellectual property rights;

•
successfully divesting and/or discontinuing non-core brands (including associated post-closing reduction programs) and rationalizing wholesale distribution by reducing the amount of product diversion to the value and mass channels;

•
any unanticipated problems, liabilities or other challenges associated with an acquired business which could result in increased risk of new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory or legal matters;

•
the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex domestic and international regulations;

•	the Company’s dependence on certain licenses (especially in the Luxury division), entities performing outsourced functions and third-party suppliers, including third party software providers;

•	administrative, development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

•	global political and/or economic uncertainties, disruptions or major regulatory changes, including the impact of Brexit, the current U.S. administration and recent changes in the U.S. tax code;

•	the number, type, outcomes (by judgment, order or settlement) and costs of legal, tax, regulatory or administrative proceedings, and/or litigation;

•	the Company’s ability to manage seasonal and other variability and to anticipate future business trends and needs;

•
disruptions in operations, including due to disruptions in supply chain, restructurings, manufacturing or information technology systems, labor disputes, natural disasters and consolidation of its legal entities, supply chain, footprint and information technology systems;

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restrictions imposed on the Company through its license agreements and credit facilities, its ability to refinance or capitalize debt, and changes in the manner in which the Company finances its debt and future capital needs, including potential acquisitions;

•
increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, inability to control the quality or level of detail of financial data provided by third parties, and its failure to comply with any privacy or data security laws (including the EU General Data Protection Regulation) or to protect against theft of customer, employee and corporate sensitive information;

•	the Company’s ability to attract and retain key personnel, including during times of integration, transition and restructurings;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of its products; and

•	other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and other periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For more information:

Investor Relations

Kevin Monaco, +1-212-389-6815

Media
Jennifer Friedman, +1-917-754-8399

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the U.S.
Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, combined company net revenues, gross profit and adjusted operating income.

The Company presents period-over-period comparisons of net revenues on a constant currency basis, on a combined company, combined company constant currency, and combined company constant currency excluding the impact of acquisitions other than the acquisition of the P&G Beauty Business ("combined company organic (LFL)") basis. The Company believes that combined company period-over-period and combined company constant currency period-over-period better enable management and investors to analyze and compare the Company's net revenues performance from period to period, as the total business and individual divisions are being managed on a combined company basis. In the periods described in this release, combined company period-over-period and combined company constant currency period-over-period give effect to the completion of the Merger for purposes of the six months ended December 31, 2017, as compared to the six months ended December 31, 2016, as if it has been completed on July 1, 2015. Combined company growth and combined company constant currency growth do not include any adjustments related to potential profit improvements, potential cost savings or adjustments to fully conform to the accounting policies of Coty. For a reconciliation of combined company period-over-period, combined company constant currency period-over-period, and combined company organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Combined Company and Like-For-Like Net Revenues”. For a reconciliation of the Company's combined company period-over-period, combined company constant currency period-over-period and combined company organic (LFL) by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions."

The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare operating performance from period to period. In calculating adjusted operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin and EPS (diluted), the Company excludes the following items:

•
Costs related to acquisition activities: The Company excludes acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.

•	Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from the non-GAAP financial measures, management is able to evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.

•
Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•
Interest and other (income) expense: The Company excludes foreign currency impacts associated with acquisition-related and debt financing related forward contracts as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.

•
Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.

•
Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments are based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.

The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income” and "Reconciliation of Reported Operating Income to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Tax Rates and Cash Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”

The Company also presents free cash flow. Free cash flow is defined as net cash provided by operating activities, less capital expenditures. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.”

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

- Tables Follow -

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions, except per share data)	2017	2016	2017	2016
Net revenues	$2,637.6	$2,296.7	$4,875.9	$3,376.9
Cost of sales	1,025.0	892.3	1,899.3	1,337.1
as % of Net revenues	38.9%	38.9%	39.0%	39.6%
Gross profit	1,612.6	1,404.4	2,976.6	2,039.8
Gross margin	61.1%	61.1%	61.0%	60.4%

Selling, general and administrative expenses	1,319.9	1,170.2	2,511.7	1,649.1
as % of Net revenues	50.0%	51.0%	51.5%	48.8%
Amortization expense	89.6	95.2	167.8	116.4
Restructuring costs	21.7	15.8	32.9	23.2
Acquisition-related costs	7.0	135.9	61.1	217.4
Operating income (loss)	174.4	(12.7)	203.1	33.7
as % of Net revenues	6.6%	(0.6%)	4.2%	1.0%
Interest expense, net	60.3	57.9	126.7	98.3
Other expense (income), net	3.4	(0.6)	7.1	0.7
Income (loss) before income taxes	110.7	(70.0)	69.3	(65.3)
as % of Net revenues	4.2%	(3.0%)	1.4%	(1.9%)
Benefit for income taxes	(7.9)	(122.1)	(33.2)	(127.2)
Net income	118.6	52.1	102.5	61.9
as % of Net revenues	4.5%	2.3%	2.1%	1.8%
Net (loss) income attributable to noncontrolling interests	(1.9)	2.5	(4.1)	10.7
Net income attributable to redeemable noncontrolling interests	11.3	2.8	17.1	4.4
Net income attributable to Coty Inc.	$109.2	$46.8	$89.5	$46.8
as % of Net revenues	4.1%	2.0%	1.8%	1.4%
Net income attributable to Coty Inc. per common share:
Basic	$0.15	$0.06	$0.12	$0.09
Diluted	$0.15	$0.06	$0.12	$0.09
Weighted-average common shares outstanding:
Basic	749.6	746.6	749.1	539.8
Diluted	752.7	752.4	752.5	545.8

Cash dividend declared per common share	$0.125	$0.125	$0.250	$0.400

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended December 31, 2017
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$2,637.6		$2,637.6	$(103.8)	$2,533.8
Gross profit	1,612.6	11.3	1,623.9	(64.4)	1,559.5
Gross margin	61.1%		61.6%		61.5%
Operating income	174.4	173.1	347.5	(13.1)	334.4
as % of Net revenues	6.6%		13.2%		13.2%
Net income attributable to Coty Inc.	$109.2	$128.0	$237.2
as % of Net revenues	4.1%		9.0%

EPS (diluted)	$0.15		$0.32

	Three Months Ended December 31, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$2,296.7		$2,296.7
Gross profit	1,404.4	55.4	1,459.8
Gross margin	61.1%		63.6%
Operating (loss) income	(12.7)	320.7	308.0
as % of Net revenues	(0.6%)		13.4%
Net income attributable to Coty Inc.	$46.8	$176.5	$223.3
as % of Net revenues	2.0%		9.7%

EPS (diluted)	$0.06		$0.30

(a) Adjustments to Gross profit for the three months ended December 31, 2017 are primarily due to costs incurred for the realignment of the business due to the P&G Beauty Business and the impact of the revaluation of acquired inventory from the Burberry Beauty Business acquisition. For other adjustments to Operating income (loss) and Net income attributable to Coty Inc, see “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income”, respectively, for a detailed description of adjusted items.

	Six Months Ended December 31, 2017
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$4,875.9	$—	$4,875.9	$(146.8)	$4,729.1
Gross profit	2,976.6	25.3	3,001.9	(89.0)	2,912.9
Gross margin	61.0%		61.6%		61.6%
Operating income	203.1	339.5	542.6	(12.1)	530.5
as % of Net revenues	4.2%		11.1%		11.2%
Net income attributable to Coty Inc.	$89.5	$224.0	$313.5
as % of Net revenues	1.8%		6.4%

EPS (diluted)	$0.12		$0.42

	Six Months Ended December 31, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$3,376.9		$3,376.9
Gross profit	2,039.8	55.6	2,095.4
Gross margin	60.4%		62.1%
Operating income	33.7	440.7	474.4
as % of Net revenues	1.0%		14.0%
Net income attributable to Coty Inc.	$46.8	$254.8	$301.6
as % of Net revenues	1.4%		8.9%

EPS (diluted)	$0.09		$0.55

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2017	2016	Change	2017	2016	Change
Reported Operating Income (Loss)	174.4	(12.7)	>100%	203.1	33.7	>100%
% of Net revenues	6.6%	(0.6%)		4.2%	1.0%
Amortization expense (a)	89.6	95.2	(6%)	167.8	116.4	44%
Restructuring and other business realignment costs (b)	75.6	22.6	>100%	106.2	35.0	>100%
Costs related to acquisition activities (c)	7.9	190.1	(96%)	65.5	273.4	(76%)
Pension settlement charge (d)	—	12.8	(100%)	—	15.9	(100%)
Total adjustments to Reported Operating Income	173.1	320.7	(46%)	339.5	440.7	(23%)
Adjusted Operating Income	347.5	308.0	13%	542.6	474.4	14%
% of Net revenues	13.2%	13.4%		11.1%	14.0%
(a) In the three months ended December 31, 2017, amortization expense decreased to $89.6 from $95.2 in the three months ended December 31, 2016 primarily as a result of the acquisitions. In the three months ended December 31, 2017, amortization expense of $40.3, $32.6, and $16.7 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively. In the three months ended December 31, 2016, amortization expense of $30.9, $47.6, and $16.7 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively.
In the six months ended December 31, 2017, amortization expense increased to $167.8 from $116.4 in the six months ended December 31, 2016, primarily as a result of the acquisitions. In the six months ended December 31, 2017, amortization expense of $73.5, $59.0, and $35.3 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively. In the six months ended December 31, 2016, amortization expense of $45.4, $52.4, and $18.6 was reported in the Luxury, Consumer Beauty, and Professional Beauty segments, respectively.
(b) In the three months ended December 31, 2017, we incurred restructuring and other business structure realignment costs of $75.6. We incurred Restructuring costs of $21.7 primarily related to Global Integration Activities, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $53.9 primarily related to our Global Integration Activities. This amount primarily includes $43.7 in Selling, general and administrative expense and $10.2 in Cost of sales. In the three months ended December 31, 2016, we incurred restructuring and other business structure realignment costs of $22.6. We incurred Restructuring costs of $15.8 primarily related to Organizational Redesign and Acquisition Integration Program costs, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $6.8 primarily related to our Organizational Redesign and certain other programs. Of this amount, $3.2 is included in Cost of sales, $2.2 is included in Selling, general and administrative expenses and $1.4 is included in Other expense in the Condensed Consolidated Statements of Operations.
In the six months ended December 31, 2017, we incurred restructuring and other business structure realignment costs of $106.2. We incurred Restructuring costs of $32.9 primarily related to Global Integration Activities, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $73.3 primarily related to our Global Integration Activities. This amount primarily includes $52.6 in Selling, general and administrative expense and $20.7 in Cost of sales. In the six months ended December 31, 2016, we incurred restructuring and other business structure realignment costs of $35.0. We incurred Restructuring costs of $23.2 primarily related to the Global Integration Activities, Acquisition Integration Program and Organizational Redesign, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $11.8 primarily related to our Organizational Redesign. Of this amount, $7.0 is included in Selling, general and administrative expenses, $3.4 is included in Cost of sales, and $1.4 is included in Other expense in the Condensed Consolidated Statements of Operations.
(c) In the three months ended December 31, 2017, we incurred $7.9 of costs related to acquisition activities. We recognized Acquisition-related costs of $7.0, included in the Condensed Consolidated Statements of Operations. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. We also incurred approximately $0.9 in Costs of sales primarily reflecting revaluation of acquired inventory in connection with the acquisitions of the Burberry Beauty Acquisition in the Condensed Consolidated Statements of Operations. In the three months ended December 31, 2016, we incurred $190.1 of costs related to acquisition activities. We recognized Acquisition-related costs of $135.9, included in the Condensed Consolidated Statements of Operations. These costs primarily consist of legal and consulting fees in connection with the acquisition of the P&G Beauty Business. We also incurred $36.2 and $16.1 in Cost of sales primarily reflecting revaluation of acquired inventory in connection with the acquisition of the P&G Beauty Business and ghd, respectively, and $1.9 in Selling, general and administrative expense primarily related to P&G real estate in the Condensed Consolidated Statements of Operations six months ended December 31, 2016.
In the six months ended December 31, 2017, we incurred $65.5 of costs related to acquisition activities. We recognized Acquisition-related costs of $61.1, included in the Condensed Consolidated Statements of Operations. These costs were primarily incurred in connection with the acquisition of P&G Beauty Business. These costs include amounts paid for external consulting fees and internal costs for converting the data received from P&G during the transition period to satisfy the Company’s internal and external financial reporting, regulatory and other requirements, as well as legal, accounting, and valuation services, and fees paid directly to P&G. We also incurred $3.5 and $0.9 in Costs of sales primarily reflecting revaluation of acquired inventory in connection with the acquisitions of Younique and the Burberry Beauty Acquisition, respectively in the Condensed Consolidated Statements of Operations. In the six months ended December 31, 2016, we incurred $273.4 of costs related to acquisition activities. We recognized Acquisition-related costs of $217.4, included in the Condensed Consolidated Statements of Operations. These costs primarily consist of legal and consulting fees in connection with the acquisition of the P&G Beauty Business. We also incurred $36.2 and $16.1 in Cost of sales primarily reflecting revaluation of acquired inventory in connection with the acquisition of the P&G Beauty Business and ghd, respectively, and $3.7 in Selling, general and administrative expense primarily related to P&G real estate in the Condensed Consolidated Statements of Operations in the six months ended December 31, 2016.
d) During the three months ended December 31, 2016, we incurred a charge of $12.8, and in the six months ended December 31, 2016, we incurred a charge of $15.9, in connection with the settlement of obligations related to the U.S. Del Laboratories, Inc. pension plan. The settlement of the plan was effectuated through the purchase of annuity contracts from a third-party insurance provider, effectively transferring the U.S. Del Laboratories, Inc. pension plan obligation to the insurance provider, during the three months ended December 31, 2016. The settlement charge is as a result of accelerating the recognition of losses previously deferred in other comprehensive income (loss).

RECONCILIATION OF REPORTED INCOME (LOSS) BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016
(in millions)	Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	(Loss) Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate
Reported Income (Loss) Before Taxes	$110.7	$(7.9)	(7.1)%	$(70.0)	$(122.1)	174.4%
Adjustments to Reported Operating Income (a) (b)	173.1	37.2		320.7	144.2
Adjusted Income Before Taxes	$283.8	$29.3	10.3%	$250.7	$22.1	8.8%

(a) See a description on adjustments under “Reconciliation of Reported Operating Income to Adjusted Operating Income”.

(b) The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax benefit/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The benefit/provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non–GAAP measure of profitability.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2017	2016	Change	2017	2016	Change
Reported Net Income Attributable to Coty Inc.	$109.2	$46.8	>100%	$89.5	$46.8	91%
% of Net revenues	4.1%	2.0%		1.8%	1.4%
Adjustments to Reported Operating Income (a)	173.1	320.7	(46%)	339.5	440.7	(23%)
Adjustments to Interest Expense (b)	—	—	N/A	—	1.4	(100%)
Adjustments to noncontrolling interests (c)	(7.9)	—	NM	(18.7)	—	NM
Change in tax provision due to adjustments to Reported Net Income Attributable to Coty Inc.	(37.2)	(144.2)	74%	(96.8)	(187.3)	48%
Adjusted Net Income Attributable to Coty Inc.	$237.2	$223.3	6%	$313.5	$301.6	4%
% of Net revenues	9.0%	9.7%		6.4%	8.9%

Per Share Data
Adjusted weighted-average common shares
Basic	749.6	746.6		749.1	539.8
Diluted	752.7	752.4		752.5	545.8
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.32	$0.30		$0.42	$0.56
Diluted	$0.32	$0.30		$0.42	$0.55
(a) See a description of adjustments under “Reconciliation of Reported Operating Income to Adjusted Operating Income”.
(b)In the six months ended December 31, 2016, the amount represents a net loss of $1.4 incurred in connection with the Hypermarcas Brands and subsequent intercompany loans, included in Interest expense, net in the Condensed Consolidated Statements of Operations.
(c)The amounts represent the impact of non-GAAP adjustments to Net income attributable to noncontrolling interest related to the Company’s majority-owned consolidated subsidiaries. The amounts are based on the relevant noncontrolling interest’s percentage ownership in the related subsidiary, for which the non-GAAP adjustments were made.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2017	2016	2017	2016
Net cash provided by operating activities	$316.7	$678.4	$307.8	$663.4
Capital expenditures	(120.8)	(111.4)	(232.2)	(198.2)
Free cash flow	$195.9	$567.0	$75.6	$465.2

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended December 31,
	Net Revenues		Change		Reported Operating Income		Adjusted Operating Income
(in millions)	2017	2016	Reported Basis	Constant Currency	2017	Change	2017	Change
Luxury	$951.2	$835.0	14%	9%	$85.1	28%	$125.4	29%
Consumer Beauty	1,138.6	1,001.7	14%	10%	99.3	58%	131.9	19%
Professional	547.8	460.0	19%	14%	73.5	(12%)	90.2	(10%)
Corporate	—	—	N/A	N/A	(83.5)	63%	—	N/A
Total	$2,637.6	$2,296.7	15%	10%	$174.4	>100%	$347.5	13%

	Six Months Ended December 31,
	Net Revenues		Change			Reported Operating Income		Adjusted Operating Income
(in millions)	2017	2016	Reported Basis	Combined Company Year-Over-Year	Combined Company Constant Currency	2017	Change	2017	Change
Luxury	$1,715.6	$1,284.0	34%	10%	7%	$141.8	(1%)	$215.3	14%
Consumer Beauty	2,182.0	1,573.6	39%	9%	6%	161.2	39%	220.2	31%
Professional	978.3	519.3	88%	17%	13%	71.8	(28%)	107.1	(9%)
Corporate	—	—	N/A	N/A	N/A	(171.7)	(47%)	—	N/A
Total	$4,875.9	$3,376.9	44%	10%	8%	$203.1	>100%	$542.6	14%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended December 31,
	Net Revenues		Change
(in millions)	2017	2016	Reported Basis	Constant Currency
North America	$743.5	$700.5	6%	6%
Europe	1,289.1	1,134.1	14%	6%
ALMEA	605.0	462.1	31%	29%
Total	$2,637.6	$2,296.7	15%	10%

	Six Months Ended December 31,
	Net Revenues		Change
(in millions)	2017	2016	Reported Basis	Combined Company Year-over-Year	Combined Company Constant Currency
North America	$1,492.4	$1,044.9	43%	8%	8%
Europe	2,266.0	1,581.0	43%	10%	4%
ALMEA	1,117.5	751.0	49%	16%	14%
Total	$4,875.9	$3,376.9	44%	11%	8%

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended December 31, 2017
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$85.1	$(40.3)	$125.4	$(3.4)	$122.0
Consumer Beauty	99.3	(32.6)	131.9	(5.5)	126.4
Professional Beauty	73.5	(16.7)	90.2	(4.2)	86.0
Corporate	(83.5)	(83.5)	—	—	—
Total	$174.4	$(173.1)	$347.5	$(13.1)	$334.4

OPERATING MARGIN
Luxury	8.9%		13.2%		13.4%
Consumer Beauty	8.7%		11.6%		11.5%
Professional Beauty	13.4%		16.5%		16.5%
Corporate	N/A		N/A		N/A
Total	6.6%		13.2%		13.2%

	Three Months Ended December 31, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$66.6	$(30.9)	$97.5
Consumer Beauty	62.9	(47.6)	110.5
Professional Beauty	83.3	(16.7)	100.0
Corporate	(225.5)	(225.5)	—
Total	$(12.7)	$(320.7)	$308.0

OPERATING MARGIN
Luxury	8.0%		11.7%
Consumer Beauty	6.3%		11.0%
Professional Beauty	18.1%		21.7%
Corporate	N/A		N/A
Total	(0.6%)		13.4%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

	Six Months Ended December 31, 2017
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$141.8	$(73.5)	$215.3	$(3.6)	$211.7
Consumer Beauty	161.2	(59.0)	220.2	(5.1)	215.1
Professional Beauty	71.8	(35.3)	107.1	(3.4)	103.7
Corporate	(171.7)	(171.7)	—	—	—
Total	$203.1	$(339.5)	$542.6	$(12.1)	$530.5

OPERATING MARGIN
Luxury	8.3%		12.5%		12.8%
Consumer Beauty	7.4%		10.1%		10.1%
Professional Beauty	7.3%		10.9%		11.0%
Corporate	N/A		N/A		N/A
Total	4.2%		11.1%		11.2%

	Six Months Ended December 31, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$142.7	$(45.4)	$188.1
Consumer Beauty	115.6	(52.4)	168.0
Professional Beauty	99.7	(18.6)	118.3
Corporate	(324.3)	(324.3)	—
Total	$33.7	$(440.7)	$474.4

OPERATING MARGIN
Luxury	11.1%		14.6%
Consumer Beauty	7.3%		10.7%
Professional Beauty	19.2%		22.8%
Corporate	N/A		N/A
Total	1.0%		14.0%
(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET REVENUES TO COMBINED COMPANY AND LIKE-FOR-LIKE NET REVENUES

	Three Months Ended December 31, 2017 vs. Three Months Ended December 31, 2016 Net Revenue Change
			of which
Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions[1]	Organic (LFL)
Luxury	14%	9%	1%	8%
Consumer Beauty	14%	10%	11%	(1)%
Professional Beauty	19%	14%	12%	2%
Total Company	15%	10%	7%	3%
1Acquisitions reflect the net revenue contribution in the current period from the acquisitions of Younique, Burberry and two months of ghd.

	Six Months Ended December 31, 2017 vs. Six Months Ended December 31, 2016 Net Revenue Change
				of which
Net Revenues Change YoY	Reported Basis vs Legacy Coty	Combined Company Reported [1]	Combined Company Reported at Constant Currency	Impact from Acquisitions [2]	Combined Company Organic (LFL)
Luxury	34%	10%	7%	1%	6%
Consumer Beauty	39%	9%	6%	11%	(5)%
Professional Beauty	88%	17%	13%	12%	1%
Total Company	44%	11%	8%	8%	—%
¹ Combined Company reflects combined Legacy-Coty and P&G Beauty Business net revenues in the current and prior-year period.
² Acquisitions reflect the net revenue contribution in the current period from the acquisitions of the Younique, Burberry and five months of ghd.

COTY INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	December 31, 2017	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$400.1	$535.4
Restricted cash	25.6	35.3
Trade receivables—less allowances of $90.6 and $58.5, respectively	1,743.9	1,470.3
Inventories	1,155.3	1,052.6
Prepaid expenses and other current assets	554.3	487.9
Total current assets	3,879.2	3,581.5
Property and equipment, net	1,647.3	1,632.1
Goodwill	8,864.9	8,555.5
Other intangible assets, net	8,550.7	8,425.2
Deferred income taxes	199.1	72.6
Other noncurrent assets	304.4	281.3
TOTAL ASSETS	$23,445.6	$22,548.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,758.6	$1,732.1
Accrued expenses and other current liabilities	2,007.3	1,796.4
Short-term debt and current portion of long-term debt	295.9	209.1
Income and other taxes payable	94.0	66.0
Total current liabilities	4,155.8	3,803.6
Long-term debt, net	7,145.8	6,928.3
Pension and other post-employment benefits	571.3	549.2
Deferred income taxes	933.9	924.9
Other noncurrent liabilities	572.0	473.4
Total liabilities	13,378.8	12,679.4
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	638.3	551.1
EQUITY:
Preferred Stock	—	—
Common Stock	8.1	8.1
Additional paid-in capital	10,940.3	11,203.2
Accumulated deficit	(361.4)	(459.2)
Accumulated other comprehensive income	283.9	4.4
Treasury stock	(1,441.8)	(1,441.8)
Total Coty Inc. stockholders’ equity	9,429.1	9,314.7
Noncontrolling interests	(0.6)	3.0
Total equity	9,428.5	9,317.7
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$23,445.6	$22,548.2

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended December 31,
(in millions)	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$102.5	$61.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	350.5	230.3
Deferred income taxes	(75.1)	(111.2)
Provision for bad debts	9.0	5.8
Provision for pension and other post-employment benefits	22.2	28.5
Share-based compensation	16.2	9.1
Other	(5.1)	(2.7)
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(246.6)	(293.7)
Inventories	(22.2)	103.3
Prepaid expenses and other current assets	(47.6)	22.6
Accounts payable	18.7	322.6
Accrued expenses and other current liabilities	185.6	369.8
Income and other taxes payable	19.5	(59.0)
Other noncurrent assets	(14.9)	11.4
Other noncurrent liabilities	(4.9)	(35.3)
Net cash provided by operating activities	307.8	663.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(232.2)	(198.2)
Payment for business combinations, net of cash acquired	(264.6)	(143.8)
Proceeds from sale of asset	2.8	—
Net cash used in investing activities	(494.0)	(342.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	—	5.6
Repayments of short-term debt, original maturity more than three months	—	(5.8)
Net proceeds (repayments) of short-term debt, original maturity less than three months	71.5	(39.5)
Proceeds from revolving loan facilities	1,437.0	934.4
Repayments of revolving loan facilities	(1,166.4)	(1,384.4)
Proceeds from term loans	—	1,075.0
Repayments of term loans	(95.5)	(55.7)
Dividend payment	(188.1)	(185.8)
Net proceeds from issuance of Class A Common Stock and Series A Preferred Stock	13.7	13.6
Payments for employee taxes related to net settlement of equity awards	(3.4)	—
Payments for purchases of Class A Common Stock held as Treasury Stock	—	(36.3)
Net proceeds from foreign currency contracts	8.2	14.8
Purchase of additional noncontrolling interests	—	(9.8)
Proceeds from noncontrolling interests	0.2	—
Distributions to noncontrolling interests, redeemable noncontrolling interests and mandatorily redeemable financial instruments	(40.0)	(3.5)
Payment of deferred financing fees	(4.0)	(23.4)
Net cash provided by financing activities	33.2	299.2
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	8.0	(28.8)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(145.0)	591.8
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	570.7	372.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	$425.7	$964.2
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for interest	$129.4	$79.5
Cash paid during the period for income taxes, net of refunds received	57.5	38.4
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$72.6	$56.2
Non-cash Common Stock issued for business combination	—	9,628.6
Non-cash debt assumed for business combination	—	1,941.8
Non-cash contingent consideration for business combination	5.0	—